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                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                 No.:  333-89593

Prospectus Supplement No. 4, dated April 28, 2000
(To the Prospectus dated January 14, 2000)

                            VIRTUAL COMMUNITIES, INC

                        1,794,335 shares of common stock
 500,000 Units consisting of one share of common stock and one class B warrant
                         500,000 shares of Common stock
             120,000 Units consisting of one share of common stock,
                  one class A warrant and one class B warrant
             120,000 Units consisting of one share of common stock
                            and one class B warrant
                         240,000 shares of Common stock


On April 28, 2000 Virtual Communities, Inc. (the "Company") filed a Registration Statement on Form S-8. The Registration Statement on Form S-8 is intended to register 4,589,750 shares of Virtual Communities, Inc.'s common stock, issuable to eligible employees, officers, directors, advisors and consultants of the registrant under the Virtual Communities, Inc. 1997 Stock Option Plan (the "VCI 1997 Plan"), the Virtual Communities, Inc. 1998 Stock Option Plan (the "VCI 1998 Plan"), the Virtual Communities, Inc. 1999 Stock Option Plan (the "VCI 1999 Plan" and collectively with the VCI 1997 Plan and the VCI 1998 Plan, the "VCI Stock Option Plans"), and the 1999 Stock Incentive Plan of Virtual Communities, Inc. (the "1999 Post-Merger Plan"). The VCI Stock Option Plans were authorized and approved by the shareholders of Virtual Communities, Inc. prior to its merger into Heuristic Development Group that subsequently changed its name to Virtual Communities, Inc. The 1999 Post-Merger Plan was authorized and approved by the shareholders of Heuristic Development Group, which subsequently changed its name to Virtual Communities, Inc.

As authorized under the provisions of the 1999 Post-Merger Plan, the Board of Directors of Virtual Communities, Inc. (hereinafter, "VCI") amended the Post-Merger Plan. Such amendments (i) increased the number of shares of Virtual Communities, Inc. common stock reserved for issuance under such plan from 1,000,000 shares to 2,000,000 shares, and (ii) increased the maximum annual percentage of shares available for replenishment of the Post-Merger Plan from 2% to 5% of the outstanding number of shares of common stock of Virtual Communities, Inc. Such amendments remain subject to stockholder ratification.

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